Exhibit 10.17

CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS THE OMITTED INFORMATION AS PRIVATE OR CONFIDENTIAL, AND SUCH INFORMATION IS NOT MATERIAL. OMISSIONS ARE IDENTIFIED AS [***]

CONSULTING AND SEPARATION AGREEMENT AND RELEASE

This Consulting Separation Agreement and Release (this “Agreement”) is made and entered into by and between MICHAEL WRIGHT (“Employee”) and PERPETUA RESOURCES IDAHO, INC. (“the Company”). The Employee and Company may be referred to herein individually as a “Party” and collectively as the “Parties.” This Agreement is made and entered into under the following circumstances and understandings:

A.	Employee has been employed by the Company at-will since August 14, 2023;
B.	Employee and the Company entered into an Employment Agreement, effective August 14, 2023, attached as Exhibit A (the “Employment Agreement”);
C.	Employee has advised the Company of his desire to resign, and Employee and the Company are terminating his employment pursuant to terms further described herein; and
D.

The Parties desire to resolve all matters arising out of Employee’s employment by the Company, including the termination of that employment and his engagement as a consultant according to the terms hereof.

WHEREFORE, and in consideration of the mutual releases, covenants, and undertakings hereinafter set forth, and for other good and valuable consideration, which each Party hereby acknowledges, it is agreed as follows:

1.Separation from Employment.  Employee’s employment with the Company, and each and every one of its predecessors, parents, subsidiaries and affiliates (together with the Company, the “Company Parties”), will be finally, permanently, and irrevocably ended and terminated effective December 3, 2025 (the “Separation Date”). For avoidance of doubt, such end and termination of employment shall constitute, effective as of the Separation Date, Employee’s immediate resignation from (i) any officer or employee position Employee has with any of the Company Parties, and (ii) all fiduciary positions (including as a trustee) Employee holds with respect to any employee benefit plans or trusts established by any of the Company Parties; and Employee agrees that this Agreement shall serve as written notice of such resignation.

2.Separation Payment.  In exchange for the execution of this Agreement and Employee’s agreement to the term’s hereof, the Company will pay to Employee the following (notwithstanding any contrary language in the Employment Agreement where severance is not otherwise provided in the context of Employee’s resignation):

(a)the lump sum of Three Hundred Twenty-One Thousand Three Hundred Dollars and Zero Cents ($321,300.00), less required withholdings, representing twelve (12) months of Employee’s salary; and

(b)the lump sum of One Hundred Fifteen Thousand Two Hundred Twenty-Nine Dollars and Zero Cents ($115,229.00), less required withholdings, representing an amount equal to Employee’s previous year’s Bonus (the 2024 cash payment under the Short Term Incentive Plan), as defined in Schedule A of the Employment Agreement.

The payments described in Paragraph 2(a) and (b) shall collectively be referred to herein as the “Separation Payment.” An IRS Form W-2 will be issued to Employee for the Separation Payment. The Separation Payment is contingent on Employee’s execution and delivery to the Company of two originals of this Agreement. Assuming Employee timely signs this Agreement (in accordance with Paragraph 21) and does not revoke his signature within the seven (7) day revocation period (as set forth in Paragraph 22), the Separation Payment will be paid within sixty (60) days following the Effective Date (defined below) of this Agreement, in accordance with the Company’s standard payroll practices. Except for the payments set forth in this Agreement, including the consultancy arrangements set forth in Exhibit C, Employee shall be entitled to no other payments from the Company after the Separation Date. In no event shall the Separation Payment be included or calculated for purposes of determining any 401(k) or other retirement benefits to which Employee may be entitled. All such 401(k) or other retirement benefits, if any, shall be calculated through the Separation Date only. Employee agrees that the Separation Payment is not otherwise due and owing to Employee.

3.Vacation Payout.  The Company will pay to Employee the lump sum of Thirteen Thousand Five Hundred Ninety-Three Dollars and Forty-Six Cents ($13,593.46), less required withholdings (“Vacation Payout”), representing payout for Employee’s accrued but unused paid time off and floating holidays through the Separation Date. An IRS Form W-2 will be paid to Employee for the Vacation Payout. The Vacation Payout will be issued on the Separation Date. Except for the payments set forth in this Agreement, Employee shall be entitled to no other payments from the Company after the Separation Date.

4.Group Health Benefits; COBRA Benefits.  Employee shall continue and remain eligible to participate in all employee group health benefit plans in which Employee is currently enrolled through the last day of December 2025 without further action. Thereafter, Employee shall be eligible to participate (or continue participating) in all group health benefits provided by Employer pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), but only if Employee timely elects such continued participation pursuant to the rules and procedures set forth by the COBRA provider. For the avoidance of doubt, if Employee elects to obtain such COBRA benefits, he shall be responsible for making all COBRA payments.

5.Accelerated Vesting.  The long-term incentive performance awards (each, an “Award” and, collectively, the “Awards”) that were granted to the Employee pursuant to the Perpetua Resources Corp. (“Perpetua”) Omnibus Equity Incentive Plan (the “Plan”) before the Separation Date are set out in the attached Exhibit B. In connection with the Employee’s separation of employment with the Company, the Employee is entitled to accelerated vesting of such number of common shares in of Perpetua (the “Common Shares”) as set forth in Exhibit B (the “Accelerated Vesting”) and the Employee agrees to forfeit all portions of the Awards which are not subject to the Accelerated Vesting as set forth in Exhibit B effective as of the Separation Date. All Common Shares underlying the portion of the Awards subject to Accelerated Vesting shall be settled on the 90th day following the Separation Date. The Parties acknowledge that this Accelerated Vesting of Awards under the Plan is provided in consideration of Employee agreeing to provide consulting services to the Company pursuant to the Consulting Agreement set forth in

Exhibit C notwithstanding his resignation. Said Consulting Agreement as set forth in Exhibit C is incorporated into and made a part of this Agreement.

6.Other Information.  Additional securities law information and requirements may be applicable to Employee following the termination of his employment. Employee should review Exhibit D for such information, but the Company is not responsible for Employee’s compliance with his securities law obligations.

7.Release.  Employee does hereby remise, release, and forever discharge the Company Parties and each of the Company Parties’ respective past, present and future successors, shareholders, subsidiaries, members, managers, assigns, agents, current and former directors, officers, executives, employees, partners, representatives, attorneys, affiliated companies, and all persons acting by, through, under or in concert with the foregoing, in their personal and representative capacities, as well as all employee benefit plans maintained by the Company or any of its affiliates, including without limitation Perpetua Resources Corporation, and all fiduciaries and administrators of any such plans, in their personal and representative capacities (collectively, the “Company Releasees”) from any and all matters, claims, charges, demands, damages, causes of action, debts, liabilities, controversies, judgments, and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, which have or could have arisen between Employee and the Company and/or any of the Company Parties, up to the execution date of this Agreement by both parties including, but not limited to, under the Employment Agreement, the Plan, or otherwise arising out of Employee’s employment with the Company and/or any of the Company Parties. Employee further agrees that Employee will not file suit or otherwise submit, file, or proceed with any other charge, claim, complaint, cause of action, demand, or any other action (“Claim” or “Claims”) to any agency, court, organization, or judicial forum (nor will Employee permit any person, group of persons, or organization to take such action on Employee’s behalf) against the Company or any other Company Releasee arising out of any actions or non-actions that have occurred on the part of the Company or any other Company Releasee up to the Effective Date. Said Claims include, but are not limited to, any Claims that Employee may have relating to Employee’s employment with the Company, any Claims of breach of an actual or implied contract of employment between Employee and the Company (including, but not limited to, the Employment Agreement and the Plan), any Claims of unjust or tortious discharge (including any Claims of fraud, negligence, or intentional or negligent infliction of emotional distress, negligent hire/retention/supervision, or defamation), or any Claims of violations arising under the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended by the Civil Rights Act of 1991, the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. (“ADEA”), the Fair Labor Standards Act of 1938, 29 U.S.C. § 201 et seq. (“FLSA”), the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq. (“ADA”), the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq. (“FMLA”), Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000 et seq. (“Title VII”), the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq. (“ERISA”) (excluding claims for vested benefits), the National Labor Relations Act, 29 U.S.C. § 151 et seq. (“NLRA”), the False Claims Act, 31 U.S.C. § 3729 et seq., the Idaho Human Rights Act, Idaho Code Ann. § 67-5901 et seq., Idaho Law on Equal Pay, Idaho Code Ann. § 44-1701 et seq., the Idaho Genetic Testing Privacy Act, Idaho Code Ann. § 39-8301 et seq., Idaho Law on Civil Rights, Idaho Code Ann. § 18-7301 et seq., Idaho Minimum Wage Law, Idaho Code Ann. § 44-1502 et seq., Idaho Wage Payment Laws, Idaho Code Ann. § 45-606 et seq., Idaho’s Discriminatory Wage Rates Based Upon

Sex statute, Idaho Code Ann. § 44-1701 et seq., or any other relevant federal, state, provincial, or local statutes or ordinances. Employee further agrees that in the event that any person or entity should bring such Claim on Employee’s behalf, Employee hereby waives and forfeits any right to recovery under said Claim and will exercise every good-faith effort to have such dismissed. Employee agrees to hereby waive and release any and all Claims relating to Employee’s employment with the Company arising under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq., and as modified by the Older Workers’ Benefits Protection Act, 29 U.S.C. § 626(f), against the Company or any Company Releasee. Nothing in this Agreement shall limit or restrict Employee’s right under the ADEA to challenge the validity of Employee’s ADEA release in a court of law. However, Employee nevertheless understands that the waiver and release contained in this Paragraph still applies to Employee’s ADEA Claims and that Employee has waived all ADEA Claims as part of this Agreement. Employee further understands that in any suit brought under the ADEA, Employee would not be entitled to any damages or other relief unless the waiver in this Paragraph is deemed to be invalid.

Nothing in this Agreement shall interfere with Employee’s right to initiate, cooperate, or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the Idaho Human Rights Commission, the Securities and Exchange Commission, or any other federal, state, or provincial regulatory or law enforcement agency. However, the consideration provided to Employee in this Agreement shall be the sole relief provided to Employee for the Claims that are released by Employee herein and Employee will not be entitled to recover and agrees to waive any monetary benefits or recovery against the Company in connection with any such Claim without regard to who has brought such Claim.

8.Return of Property. Employee represents and warrants that Employee has returned all Company property, documents, and information that are in Employee’s possession or control, including, but not limited to Employee’s company-issued key, laptop, screens, keyboard, and all copies and summaries of any of the Company’s records or other confidential, proprietary and/or trade secret information, including, but not limited to, any and all documents relating to the Company’s construction, contracting, and financing activities or other Confidential Information (as defined in this Agreement). The return of all such Company property, documents, and information is a condition precedent to the Company’s obligation to pay and Employee’s right to receive the Separation Payment or any other consideration provided herein.

9.Non-Disclosure of Company Confidential Information.  Employee acknowledges and agrees that during the course of Employee’s employment with the Company, Employee had access to certain Confidential Information. Employee agrees not to ever disclose or use the Company’s Confidential Information (defined below) without the Company’s prior written consent. Employee acknowledges and agrees that all Company Confidential Information is the exclusive property of the Company (or the relevant other affiliated companies, as the case may be). Employee acknowledges and agrees that Employee has no ownership interest whatsoever in any of the Confidential Information. Employee further acknowledges and agrees that at all times following Employee’s execution of this Agreement, all Confidential Information shall be held confidential by Employee and Employee will not (nor will Employee assist any other individual or entity to do so) directly or indirectly: (a) disclose any of the Confidential Information to any individual or entity; (b) publish or otherwise use such Confidential Information; and/or (c) remove, arrange for the removal of, and/or accept any Confidential Information from the premises of the

Company and/or from any other premises. Employee represents and warrants that at all times prior to and including the Effective Date of this Agreement, Employee has not disclosed and/or used any of the Confidential Information, except as required in the ordinary course of Employee’ s employment by the Company and for the sole benefit of the Company.

For purposes of this Agreement, “Confidential Information” means the following information (whether or not in writing) known to Employee through Employee’s affiliation with the Company that is related to Employer’s business and is maintained as confidential by Employer as of the Effective Date of this Agreement. Confidential Information includes, without limitation [***]. The term Confidential Information, as used in this Agreement, shall also include, without limitation, confidential and/or proprietary information and materials received by the Company (and/or by any of its affiliated companies or employees, agents, officers, directors, or other representatives) from third parties. The controlled disclosure of Confidential Information by the Company to vendors, suppliers, contractors, agencies, or others for business or regulatory purposes and the availability of the Confidential Information to others outside of the Company through independent efforts will not remove or disqualify such information from being protected herein as Confidential Information. Notwithstanding any of the above, no information constitutes Confidential Information if it is otherwise generally publicly known and in the public domain from sources other than Employee, including such information that has been publicly disclosed by the Company Parties in public filings with securities regulators in the United States or Canada, published on the Company’s website or included in press releases or other public disclosures issued by the Company Parties.

10.Non-disparagement.  Employee shall not at any time make any negative or disparaging statements or remarks to the media or others, including without limitation any competitors, existing or potential counterparties in any contractual or financial transactions, or prospective investors or lenders, regarding the Company, any Company Releasee, or any officers, directors, shareholders, employees, agents, or other representatives of the Company or any Company Releasee. In addition, Employee shall not make any deliberately or maliciously false statements or remarks regarding the activities, operations, or employees, officers, directors, shareholders, employees, agents, or other representatives of the Company or any Company Releasee. For purposes of this section, “statements or remarks” shall include, but are not limited to, statements or remarks made verbally, in writing, electronically or otherwise. For the avoidance of doubt, this provision is not intended to preclude Employee from engaging in activities protected under the National Labor Relations Act, such as discussing with other individuals any wages, benefits, or terms and conditions of employment of the Company or any Company Releasee.

11.Cooperation.  Employee agrees that, on appropriate advance notice, Employee will, if so requested by the Company or Company Releasees, provide assistance or information related to any employment or business dispute, investigation, proceeding, or litigation (threatened or pending) involving the Company or Company Releasees and will freely cooperate and assist the Company or Company Releasees in good faith and to the best of Employee’s ability. For the avoidance of doubt, such required cooperation by Employee shall not obligate Employee to incur actual, out-of-pocket expenses unless the Company provides advance written agreement to reimburse Employee for such expenses.

12.[***].

13.Certain Restrictions.  Employee acknowledges that notwithstanding his resignation and end and termination of his employment with the Company, Paragraph 8 of the Employment Agreement survives said resignation, end, and termination; provided that (a) the Company agrees to waive, and will not seek to enforce, the following provision from said Paragraph 8:

Employee will not, without the prior written consent of the Employer, do any of the following in any capacity:

(a)serve (whether paid or unpaid) a Restricted Entity (defined below) as a partner, employee, consultant, contractor, officer, director, manager, agent, associate, investor, advisor, expert witness, or official;

For the avoidance of doubt, the waiver terms provided in this Paragraph 13 shall supersede any contrary language in Paragraph 8 of the Employment Agreement and the remaining language in said Paragraph 8 shall survive the end and termination of the Employment Agreement and shall remain in full force and effect. The Parties acknowledge that the purpose of this waiver is, subject to the conditions in this Paragraph 13, to allow Employee to provide consulting and other services identified in the quoted excerpt from subsection (A) immediately above without being subject to the “Restricted Period” and “Restricted Territory” limitations defined in Paragraph 8 of the Employment Agreement. In consideration of the said waiver, Employee agrees that, from the Separation Date and for a period continuing for twelve (12) months thereafter, Employee (a) will not employ, hire, or otherwise engage for the benefit of any third party any employee of the Company or any of the Company’s contractors, nor shall Employee respond to any inquiry from any third party with respect to the same; (b) will not assist, either directly or indirectly, in the employment or hiring of an employee of the Company or the Company’s contractors by any third party; and/or (c) will not recruit, solicit, or induce, or attempt to recruit, solicit, or induce any employee of the Company or the Company’s contractors to terminate his/her employment with, or otherwise cease a relationship with, the Company or the Company’s contractors for any reason.

14.Non-Admission.  The Parties to this Agreement agree that nothing herein is an admission by any Party of any wrongdoing, either in violation of an applicable law or otherwise, and that nothing in this Agreement is to be construed as such by any person.

15.Confidentiality of the Agreement.  Employee agrees that Employee will not publicize or disclose this Agreement or its terms, either directly or indirectly, that is through Employee’s agents, attorneys or accountants, or any other person, either in specific or as to general content, to the public generally, including without limitation any employee of the Company or any affiliated entity who does not have a legitimate need to know in order to carry out the terms of this Agreement, or to any other person or entity, except and only to the extent that Employee is lawfully compelled to do so by a court of competent jurisdiction or as hereinafter provided, in which case any such disclosure shall be subject to the requirements of Paragraph 12. Employee’s agreement to keep confidential the terms of this Agreement extends to all persons other than Employee’s spouse and Employee’s attorneys, accountants, financial advisers, or other professionals who have a legitimate need to know the terms in order to render professional advice or services to Employee; otherwise, Employee agrees not to identify or reveal any terms of the Agreement except as otherwise provided herein and agrees that Employee will direct and bind Employee’s spouse, accountants, attorneys, or other agents not to disclose this Agreement as well; provided, however, such agreement shall be released with respect to any portion of this Agreement or its terms that the Company Parties disclose in public filings made to securities regulators. For the avoidance of doubt, this provision is not intended to preclude Employee from engaging in activities protected under the National Labor Relations Act, such as discussing with other individuals any wages, benefits, or terms and conditions of employment of the Company or any Company Releasee or in connection with any investigation or proceeding conducted by a federal, state, or provincial regulatory or law enforcement agency.

16.Defend Trade Secrets Act.  Employee is hereby notified that under the Defend Trade Secrets Act: (a) no individual will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is made in: (i) confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (b) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

17.Not Precedent for Other Cases.  The Parties agree that this Agreement will not be used as precedent in any other Claim, suit, or case except an action to enforce this Agreement. Any attempt to use this Agreement as precedent for any other case shall be considered a material breach of the Agreement and shall subject the breaching Party to damages.

18.Entire Agreement, Severability, and Reformation.  This Agreement constitutes the entire agreement and understanding between the Parties regarding the subject matters addressed herein and supersedes, cancels and terminates any and all prior agreements, arrangements, negotiations, discussions or understandings between the Parties, whether written or oral, regarding the subject matters addressed herein with the sole exception of the covenants during and after employment, as described in Paragraph 8 of the Employment Agreement, which shall remain in full force and effect.

This Agreement may not be modified, amended, or terminated, except by a written agreement signed by both of the Parties. The terms of this Agreement are deemed an enforceable contract and not a mere recital. In the event any provision (or part thereof) of this Agreement is held to be invalid, illegal, void, or unenforceable by a court of competent jurisdiction, such provision (or part thereof) shall be deemed to be modified so that its purpose can lawfully be effectuated to the fullest extent of the law and in any case shall not affect the validity or enforceability of the remainder of this Agreement.

19.Breach.  If Employee violates any of the provisions of this Agreement in any way, including by disclosing the terms of this Agreement for any reason other than to enforce its terms and conditions or as otherwise set forth herein, Employee forfeits Employee’s right to any future proceeds (if any) from this Agreement and agrees to immediately return to the Company any payment made pursuant to this Agreement. Employee shall also be liable to the Company for any costs and attorneys’ fees incurred by the Company in enforcing this provision, including obtaining equitable relief, which both Parties agree is allowable and appropriate as relief.

The provisions of this Paragraph will not apply to any challenge Employee might make to the validity of Employee’s ADEA release described above. However, if Employee successfully challenges the validity of Employee’s ADEA release and prevails on the merits of an ADEA

Claim, Employee agrees that the court may reduce any monetary award for such ADEA Claim up to the amount of Five Hundred Dollars ($500.00), which the Parties agree represents the amount of money being given to Employee in consideration for Employee’s ADEA release.

20.No Reliance.  The Parties have not relied on any representations, promises, or agreements of any kind made to them in connection with this Agreement, except for those set forth in this Agreement.

21.Consultation with Attorney/Time for Consideration.  Employee acknowledges that Employee has been advised that Employee should retain an attorney to review this Agreement and has been given a reasonable period of time of at least twenty-one (21) days to consider this Agreement, and that a failure by Employee to sign this Agreement within such twenty-one (21) day period shall immediately and automatically result in this Agreement (and Employee’s financial rights contained herein) becoming null and void. Employee also acknowledges that Employee has voluntarily entered into this Agreement of Employee’s own free will based only upon the terms and conditions set out herein.

22.Revocation.  Employee understands that Employee has the right to revoke this Agreement for a period of seven (7) days after signing it and that this Agreement shall not become effective or enforceable until the seven (7) day period has expired (the “Effective Date”). In the event Employee exercises Employee’s right to revoke this Agreement, Employee agrees to notify the Company in writing of such revocation within the seven (7) day period. Such written notice of revocation must be sent via certified mail to the Company’s legal counsel, [***].

23.Section 409A Compliance.  All amounts payable under this Agreement are intended to comply with the “short term deferral” exception from Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder (“Section 409A”) specified in Treas. Reg. § 1.409A-1(b)(4) (or any successor provision) or the “separation pay plan” exception specified in Treas. Reg. § 1.409A-1(b)(9) (or any successor provision), or both of them, and shall be interpreted in a manner consistent with the applicable exceptions. Notwithstanding the foregoing, to the extent that any amounts payable in accordance with this Agreement are subject to Section 409A, this Agreement shall be interpreted and administered in such a way as to comply with Section 409A to the maximum extent possible. If payment of any amount subject to Section 409A is triggered by a separation from service that occurs while Employee is a “specified employee” (as defined by Section 409A) and if such amount is scheduled to be paid within six (6) months after such separation from service, the amount shall accrue without interest and shall be paid the first business day after the end of such six-month period, or, if earlier, within 15 days following Employee’s death. “Termination of employment,” “resignation” or words of similar import, as used in this Agreement shall mean, with respect to any payments subject to Section 409A, Employee’s “separation from service” as defined by Section 409A. If any payment subject to Section 409A is contingent on the delivery of a release by Employee and could occur in either of two calendar years, the payment will occur in the later year. Nothing in this Agreement shall be construed as a guarantee of any particular tax treatment to Employee. Employee shall be solely responsible for the tax consequences with respect to all amounts payable under this Agreement, and in no event shall the Company have any responsibility or liability if this Agreement does not meet any applicable requirements of Section 409A.

24.Acknowledgments.  Employee acknowledges: (a) Employee has been paid in full all wages due and owing to Employee for any and all work performed for the Company; (b) Employee does not have any work-related injuries or illnesses that have not been reported to the Company; (c) Employee is not aware of any violations of applicable law by the Company and/or any improper conduct by the Company; (d) Employee has read this entire Agreement; (e) Employee fully understands the terms and effects of this Agreement, including that this Agreement releases Claims under the Age Discrimination and Employment Act (“ADEA”); and (f) Employee has freely executed this agreement for the purposes of inducing the Separation Payment by the Company.

25.Certain Remedies.  Without intending to limit the remedies available to the Company, the Employee agrees that a breach of any of the covenants described in Paragraph 8 of the Employment Agreement (but subject to the superseding changes to said Paragraph 8 made in Paragraph 13 of this Agreement) and in Paragraphs 9 and/or 15 of this Agreement may result in irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Employee from engaging in activities prohibited by Paragraph 8 of the Employment Agreement and in Paragraphs 9 and/or 15 of this Agreement or such other relief as may be required specifically to enforce any of the covenants in Paragraph 8 of the Employment Agreement and in Paragraphs 9 and/or 15 of this Agreement. Such injunctive relief in any court shall be available to the Company in lieu of, prior to or pending determination in, any arbitration proceeding.

26.Governing Law/Venue.  This Agreement shall be performable, governed by and construed in accordance with the laws of the State of Idaho, without regard to conflict of laws principles thereof. Each Party to this Agreement hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts in Valley County, Idaho, for the purposes of any proceeding arising out of or based upon this Agreement. Except as provided in Paragraph 25 or otherwise required by law or legal process, in the event of a dispute between the Parties under this Agreement, the Parties agree to enter non-binding, confidential mediation in good faith prior to initiating a lawsuit or other legal action.

27.Binding Arbitration.  Except as provided in Paragraph 25, the Parties agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by binding, confidential arbitration to be held in Boise, Idaho in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive, and binding on the Parties to the arbitration, and the decision will be confidential between the Parties. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Company and Employee shall equally share the legal costs and expenses of such arbitration; provided, however, that the prevailing Party shall be entitled to recover from the non-prevailing Party all reasonable legal costs and expenses incurred in preparing for and participating in the arbitration, including staff time, court costs, attorney’s fees, and all other related expenses incurred in such arbitration. If there is no prevailing Party, each Party will pay its own attorneys’ fees, costs, and expenses. Whether a prevailing Party exists shall be determined solely by the arbitrator on a claim-by-claim basis, and such arbitrator, in its sole discretion, shall determine the amount of reasonable and necessary attorneys’ fees, costs, and/or expenses, if any, for which a Party is entitled. The following guiding principles shall be applied by the arbitrator in any determination of a prevailing Party: (i) the intent of the Parties is to avoid any arbitration, action, or proceeding arising from a breach of this Agreement, and therefore, the Parties will work together to resolve any such dispute; (ii) none of the Parties will proceed with an arbitration, action, or proceeding arising from a breach of this Agreement until after exhausting all reasonable efforts to resolve such dispute using best efforts, an impasse has resulted and a satisfactory result cannot be reached without moving forward with such arbitration, action, or proceeding; and (iii) none of the Parties will bring any arbitration, action, or proceeding arising from a breach of this Agreement until after such Party has fully evaluated the merits of such purported claim or cause of action and made a determination that such Party has a good-faith basis to move forward with such arbitration, action, or proceeding.

28.Counterparts.  This Agreement may be executed in any number of counterparts each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Consulting and Separation Agreement and Release.

I HAVE READ THIS CONSULTING AND SEPARATION AGREEMENT AND RELEASE AND, UNDERSTANDING ALL ITS TERMS, I SIGN IT AS MY FREE ACT AND DEED.

MICHAEL WRIGHT
Date:	December 4, 2025

/s/ Michael Wright
Michael Wright

PERPETUA RESOURCES IDAHO, INC.
Date:	December 4, 2025	/s/ Jonathan Cherry

		By:	Jonathan Cherry
		Title:	President, CEO

EXHIBIT A

Copy of Employment Agreement dated August 14, 2023

[***]

EXHIBIT b

Outstanding Awards Subject to

Accelerated Vesting and Forfeiture

[***]

EXHIBIT c

Consulting Agreement

[***]

EXHIBIT d

Memorandum regarding Certain Securities Law Matters

[***]